May 12, 1997

Voxware, Inc.
305 College Road East
Princeton, New Jersey 08540

Dear Sirs:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), on behalf of Voxware, Inc. (the "Company"), relating to 2,575,000 shares of the Company's Common Stock, $.001 par value per share (the "Shares"), to be issued under the Company's 1994 Stock Option Plan, the Company's 1996 Employee Stock Purchase Plan, a Stock Option Agreement dated as of August 11, 1994 between the Company and Frank Dzubeck, a Stock Option Agreement dated as of May 19, 1995 between the Company and Suat Yeldener, and a Stock Option Agreement dated as of January 30, 1996 between the Company and K&F Software (the "Plans").

     As counsel for the Company, we have examined such corporate records, other documents, and such questions of law as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such examination, advise you that in our opinion, all necessary corporate proceedings by the Company have been duly taken to authorize the issuance of the Shares pursuant to the Plans and that the Shares being registered pursuant to the Registration Statement, when issued and paid for under the Plans in accordance with the terms of the Plans, will be duly authorized, validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. This consent is not be construed as an admission that we are a person whose consent is required to be filed with the Registration Statement under the provisions of the Act.

                                          Very truly yours,



                                          /s/ Fulbright & Jaworski